[NOTE TO READER: CERTAIN PORTIONS OF THIS AGREEMENT RELATING TO ROYALTY INFORMATION HAVE BEEN REMOVED AND ARE THE SUBJECT OF A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED BY THE COMPANY TO THE SECURITIES EXCHANGE COMMISSION (THE "COMMISSION") PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933. THE PRICING INFORMATION HAS BEEN DISCLOSED TO THE COMMISSION IN CONNECTION WITH THE REQUEST FOR CONFIDENTIAL TREATMENT.]

EXHIBIT 10.4

Translation from German into English

Patent and Know-how Purchasing Agreement

between BioVision AG, Feodor-Lynen Straße 5, D-30625 Hanover, Germany

- as Seller -

and ImVisioN GmbH, Feodor-Lynen Straße 5, D-30625 Hanover, Germany

- as Buyer -

Recitals

The Seller is hereby granted all rights of registration of patent WO 2004/035793 entitled “Modular antigen transporter molecules for modulating immune reactions, associated constructs, methods and uses thereof”, as well as of patent EP 1 400 114 A entitled “Modular antigen transporter molecules (MAT molecules) for modulating immune reactions, associated constructs, methods and uses thereof”.

The Buyer is a biotechnology company, dealing with the development of immunization therapies in treating allergic diseases.

The parties intend to transfer the patent rights and in this respect they agree upon the following.

§ 1          Scope of Agreement

1.             The Seller represents that it is the sole owner of the rights over patent EP 1 408 114 of 11/10/2002 and patent WO 2004/035793 of 09/10/2003 (see Appendix).

2.             The scope of this Agreement is the transfer of all industrial or intellectual property rights devolving upon the Seller and assigned to the Buyer hereunder, arising from the aforementioned registration of patent or parts thereof, including all rights arising from the registration of patent as well as from the patents granted for all designated contractual states (hereinafter “contractual rights”). The contractual rights include in particular all rights entitling the Buyer to use and exploit in any way the registered invention.

§ 2             Transfer of contractual rights

1.             The Seller hereby transfers the contractual rights to the Buyer, effective as of 31/01/2005. The parties agree that all rights over contractual rights, including over the national patents granted in each of the contractual states specified hereinafter, shall devolve upon the Buyer.

2.             Immediately after the signing of this Agreement, the Seller shall take all necessary formal steps for the transfer of the contractual rights to the Buyer and registration thereof, including giving its consent to such registration, and shall deliver the registration approvals as required.

§ 3          Transfer of know-how

1.             The Seller shall supply all confidential and non-confidential technical and non-technical knowledge regarding the contractual rights, consisting of all data, information and material, including all original documents required for obtaining and using the contractual rights, in particular the patent deeds and accompanying documents. Confidential know-how (“confidential know-how”) refers to the patent deeds and accompanying documents, as well as to the research included in Scientific Rationale (appendix to Businessplan Imvision GmbH, see Appendix 2), paragraphs 6 and 7. The Seller shall transfer the confidential know-how to the Buyer, and the latter is entitled to fully use and exploit it.

2.             The Seller shall fill in the written documents the written and oral data as the Buyer deems necessary to make use of the contractual rights.

3.             The Seller represents as of now that, to this date, the documents, data, information and material provided by the latter comprise and render in entirety the scope of the Agreement for the intended use.

§ 4          The Seller’s indemnity

1.             The parties agree on the following legal properties of the contractual scope:
- the contractual rights consist of the volume specified herein. There is no pending dispute or risk of dispute over the protection right;
- the Buyer is aware of the current status of the audit procedure, based on the documents provided by the Seller;
- the Buyer knows the documents listed in Appendix 2. Apart from the same, the Seller knows no other written statements from offices of inventions, patent auditors, attorneys in the field and commercial offices specialized in patent research, that might affect the registration of the protection right;
- the data in the registration of the protection right were supplied on the date of registration of the protection right on an accurate and complete basis, knowingly and in good faith;
- the previous rights of use of third parties, included in the scope of contractual rights, are not known to the Seller to the best of its knowledge. No third party was involved in patent development apart from the inventors specified in the patent deeds;
- the knowledge of third parties not publicly known was not used.

2.             Apart from the warranties under paragraph 1, the Seller makes no other indemnity.

3.             To obtain the contractual rights, the Seller is liable under the law.

§ 5          Purchasing price

The Buyer acquires the contractual rights and the related know-how for the price of 1.00 EURO plus the statutory VAT.

Furthermore, the Buyer shall pay to the Seller a sales tax:

a)             on the net sales of products that the Buyer markets directly. These shall be calculated based on the net selling prices obtained by the Buyer from the sale of products in the countries holding the patent, or where the patent has been registered and not yet finally rejected, and where the product might impair the patent. The net selling price is the selling price for third parties, minus the discount and additional costs invoiced separately, such as for transport, packaging, customs duties or other taxes. Any transfer of products to companies within the Group (e.g. the parent company, subsidiaries, affiliates) is not deemed as a sale of products. In such case, net sales of products shall be calculated based on the net selling prices, obtained by the Group Company by the sale of products to an end consumer.

The following percentage is applicable: [***]% of the net sale, as per above.

b)             on revenues obtained by the Buyer from the lending, sale or other use of the patent.

The following percentage is applicable: [***]% of all payments received by the Buyer from the aforementioned transactions (including without limitation: percentages, milestone payments, payments for drawings).

[***OMITTED AND FILED SEPARATELY WITH THE COMMISSION FURTHER TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933]

§ 6           Application of patent rights, obligation of non-challenge

1.             The Buyer, at its discretion, shall decide on the application of patent rights. The latter shall bear all costs related thereto.

2.             The Seller undertakes as much as necessary to support the Buyer, at the latter’s request, in the application of the patent rights. The expenses thus incurred for the Seller shall be covered by the Buyer, as they previously agreed thereupon. Any possible claims to damages or possible receipts obtained with a view to a deed of arrangement shall devolve upon the Buyer.

3.             The Seller undertakes not to personally challenge or help third parties to challenge the patent rights.

§ 7          Confidentiality

1.             The contracting parties mutually undertake to keep the confidentiality of all information received from the contractual partner in connection with this Agreement, and of the knowledge acquired from the contractual partner relating to bases, modus operandi, construction, developments, improvements and other details regarding the contractual rights and Agreement performance, even when such information or knowledge has not been expressly declared secret or confidential. Furthermore, the contracting parties undertake to keep the confidentiality of the contents hereof. Moreover, the Seller undertakes to keep the confidentiality of the know-how to be transferred as per §3, that paragraph (b) below has no effect upon. Such obligations of confidentiality shall extend for 10 years as of the expiry of this Agreement.

Exceptions to the obligation of confidentiality include:

(a)             information that on the date of disclosure is freely accessible or that, following disclosure, becomes freely accessible through no fault of the receiving party;
(b)             information that the receiving party can prove that, on the date of disclosure under this Agreement, it was already aware of;

(c)             information that the receiving party can prove it obtained legally from a third party and that such third party disclosed, to the best knowledge of the receiving party, without breach of any obligation of confidentiality to the other contracting party;
(d)             information that the receiving party can prove by written supporting documents it obtained on its own and independently of the confidential information disclosed hereunder.

2.             The contracting parties are entitled to inform the media on the execution of this Agreement. Prior to the publication of a press release, the same shall be submitted to the other contractual partner for approval purposes; such approval cannot be unreasonably withheld.

3.             This obligation of confidentiality shall also govern the employees of the contracting parties, to the extent they deal with the contractual rights. The Seller is bound to take all necessary measures to ensure confidentiality is being kept, to prevent and impede the unlawful disclosure of trading secrets through its employees or other persons. This obligation of confidentiality for employees should also govern the latter for the period subsequent to termination of their respective employment contracts. The obligation should be imposed in writing and submitted to the Buyer, upon request.

4.             If either of the contracting parties finds that confidential documents or trading secrets have been disclosed by third parties or associates of the Seller or of the Buyer, or that the obligation of confidentiality has been breached by other third parties with respect to documents, such party shall inform the other party thereon.

5.             For any case of default, the Buyer and the Seller shall be subject to a contractual penalty in favor of the other party amounting to EURO 50,000.- in particular cases. Regardless thereof, the Seller or the Buyer can additionally claim from the other party indemnities for any damage inflicted based on evidence. The contractual penalty shall be calculated according to the extent of the damage.

6.             Notwithstanding all of the above, the contracting parties may disclose the contents hereof to their specialized advisors, as long as they are subject to the obligation of confidentiality, to their Supervisory Boards, investors and potential investors.

§ 8          Other clauses

1.             Setoff, assignment, waiver
The Buyer can set off with setoff receivables, only if the latter are acknowledged or legally ascertained by the Seller.

The Buyer is entitled to assign to third parties its rights and obligations hereunder, subject to the Seller’s approval. The Seller shall not unreasonably withhold its approval.

If either of the contracting parties fails to exercise any of its rights hereunder, this shall not mean a waiver to such right.

2.             Applicable law, place of performance

This Agreement is governed by the German Law.

The place of performance and the court venue for all obligations hereunder is the Buyer’s registered office.

3.             Contractual documents, contents, notices

a)             The contractual scope hereof is finally set out under this Agreement, along with its appendices and references. Appendices are integral part hereof. Apart from them, there are no other agreements between the parties. Any possible prior agreements shall have no scope.
b)             Headings are for layout purposes only and shall not permanently determine the contents of their respective texts.

c)             Any addenda, additions and amendments to this Agreement should be made in writing, unless other legal formal requirements apply. This also applies to the cancellation of this written format clause.
g)             Any notices to either contracting party should be sent to the following addresses. Amendments shall be considered, only if notified in writing to the declaring contracting party, or if the latter makes use of the changed address of the recipient.

Seller:	Wolfgang Tretzger
BioVisioN AG
Feodor-Lynen Straße 5
D-30625 Hanover
Germany

Buyer:	Dr. Martin Steiner
General Manager
ImVisioN GmbH
Feodor-Lynen Straße 5
D-30625 Hanover
Germany

4.             Costs, taxes

a)             The costs for the execution and legal enforcement of this document shall be borne by the Buyer.
b)             Consulting costs related to the conclusion or performance hereof shall be covered by each party for itself. If, at the request of either of the contracting parties, consulting or other services are provided by third parties, such contracting party shall pay the relevant fees to the third parties.
c)             The contracting parties indemnify each other that the execution of this Agreement does not entail intermediation fees, commissions or other payment claims from third parties, which should be borne by the possibly requesting contracting party.

5.             Partial nullity, regulatory gaps, construction

a)             When any present or future clauses of this Agreement become legally invalid in full or in part, or are unenforceable, or further lose their legal validity or enforceability, the validity of all other clauses hereof shall not be affected. This is also applicable if this Agreement is found to have gaps.
b)             The invalid or unenforceable clause should be replaced by or the gap should be filled with an appropriate valid clause the parties would have agreed upon, if upon conclusion hereof they had paid heed thereto. This is also applicable when the invalidity of one clause is due to the service volume or time (deadline, interval) set forth hereunder; in such cases, a service volume or time (deadline, interval) shall apply instead of the agreement, as are legally allowed, as closest as possible to the will of the parties.
c)             If the validity of one clause as described above can be ensured only by agreement, in compliance with certain special formal conditions, the parties are bound to perform the necessary operations and make the relevant statements.

Hanover, 30.03.2005
Seller…………….	/s/ Wolfgang Trefzger	/s/ Peter Schulz-Knappe
	Vorstand	Vorstand

Düsseldorf, 31.03.2005
Buyer………….	/s/ Horst Rose	/s/ Martin Steiner
	Geschäftsführer/COO	Geschäftsführer/CEO

Appendix 1: Patent Registration

Appendix 2 includes:	Investigation reports and audit resolutions from EPA/WIPO
Comments from Kröncke (on investigations and resolutions, on possibly necessari licenses)
Comments from Läufer (on patentability, drawn up before Patent Submission)
Investigations by Sopheon (on novelty, drawn up before Patent Submission)
Comments from Schnappauf
Businessplan ImVisioN